Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-252103) and Form S-3 (File Nos. 333-257821 and 333-268652) of Compass Therapeutics, Inc. of our report dated March 15, 2023 on our audits of the consolidated financial statements of Compass Therapeutics, Inc. and subsidiaries as of December 31, 2022 and 2021 and for the years then ended, which is included in this Annual Report on Form 10-K of Compass Therapeutics, Inc. for the year ended December 31, 2022.

/s/ CohnReznick LLP

Melville, New York

March 15, 2023